Exhibit 99.1

For media:	For investors:
Michelle Linn	Bob Farrell
Linnden Communications	Genocea Biosciences
O: 508-362-3087	617-674-8261
M: 774-696-3803	bob.farrell@genocea.com
Michelle@linndencom.com

Genocea Announces Positive Top-Line 12-Month Follow-up Data from Phase 1/2a Clinical Trial for HSV-2 Immunotherapy GEN-003

- Full Data in Oral Presentation at Major Infectious Disease Medical Meeting in October 2014 -

CAMBRIDGE, Mass, July 1, 2014:  Genocea Biosciences, Inc. (NASDAQ: GNCA), a clinical-stage biopharmaceutical company developing T cell-enabled vaccines and immunotherapies, today announced positive top-line 12-month follow-up data from a Phase 1/2a study of GEN-003, the Company’s immunotherapy candidate against herpes simplex virus type 2 (HSV-2). At 12 months after the final dose, in an analysis of an exploratory endpoint, the mean reduction in genital lesion rate was 42 percent below baseline for the best-performing 30 microgram dose group, indicating that GEN-003 may continue to provide a durable effect on genital lesions beyond the six months previously reported. GEN-003 remained safe and well tolerated.  Genocea intends to explore additional dose combinations in its upcoming Phase 2 dose optimization study, which may identify a dose which further improves the magnitude or durability of effect of GEN-003.

Final analysis of results at 6 months after dosing showed that the 30 microgram dose group decreased the genital lesion rate by 65 percent, and the viral shedding rate by 40 percent, both versus baseline. At 12 months, the mean viral shedding rate reverted to baseline levels for all dose groups. Both antibody and T-cell responses to GEN-003 remain elevated over baseline at 12 months. The full data from this trial has been accepted for oral presentation at a major infectious disease medical meeting in October 2014.

“The results reported to date for GEN-003 are very exciting for the HSV-2 community and an effective immunotherapy would be a significant advance in the field,” said Lawrence Stanberry, MD, PhD, Reuben S. Carpentier Professor and Chairman of the Department of Pediatrics at the College of Physicians and Surgeons at Columbia University, and Pediatrician-in-Chief of the New York Presbyterian Morgan Stanley Children’s Hospital. “I look forward to the upcoming Phase 2 dose optimization study where I hope to see data that builds upon the impressive results at six months and identifies an optimal dose that potentially shows an increase in either or both of the magnitude and durability of effect.”

“We believe the magnitude and durability of impact on both the genital lesion rate and viral shedding seen during the course of this study are firsts in the field of HSV-2 immunotherapy, and we are excited to see these results from the initial clinical-stage program designed with our ATLAS™ platform,” said Chip Clark, president and chief executive officer of Genocea. “HSV-2 is a serious, chronic disease that fundamentally alters people’s lives, and is a critical public health concern which we are committed to addressing as rapidly as possible.”

About the GEN-003 Phase 1/2a Clinical Trial

The Phase 1/2a clinical trial was a double-blind, placebo-controlled, dose-escalation study to evaluate the safety and immunogenicity of GEN-003. The study enrolled 143 volunteers with a history of moderate-to-severe recurrent HSV-2 infection at seven clinics in the United States. Patients were sequentially enrolled into one of three dose cohorts (10, 30 or 100 micrograms of each protein) and randomized within cohorts to receive either GEN-003, vaccine antigens without adjuvant or placebo. Patients received three injections of the assigned treatment into an arm muscle at 21 day intervals, and were followed for 12 months after the third injection. For more information about this clinical study of GEN-003 please visit www.clinicaltrials.gov.

About GEN-003

GEN-003 is Genocea’s lead product candidate and is designed to be a first-in-class T cell-enabled immunotherapy intended to reduce the transmission risk and clinical symptoms of HSV-2. GEN-003 was designed with insights from Genocea’s ATLAS™ platform. ATLAS™ profiles the comprehensive spectrum of actual T cell responses mounted by humans in response to disease, enabling the identification of antigen targets which drive protective T cell responses with which to design new vaccines and immunotherapies.

Genocea conducted a 411 patient market research survey on the basis of data previously reported from this Phase 1/2a trial assuming three initial doses of GEN-003 at 21 day intervals followed by a booster dose every six months. The results showed that 93 percent of patients on chronic suppressive therapy, 90 percent of patients who treat their HSV-2 episodically and 80 percent of people who do not currently treat their infection indicated that they would use GEN-003 either on its own or in combination with other therapies.

For more information about GEN-003, please visit http://www.genocea.com/platform-pipeline/pipeline/gen003-for-hsv-2/ .

About HSV-2

Herpes simplex virus type 2 (HSV-2), the most common cause of genital herpes, is a sexually transmitted disease that is estimated to infect more than 500 million people worldwide. In the United States roughly 16 percent of the adult population, or 40 million people, are infected. HSV-2 infection can cause recurring, painful genital sores, and can be stigmatizing and produce considerable psychological distress in patients. The disease is particularly severe in immunosuppressed patients and poses significant risk to newborns if it is transmitted from mothers during birth. While antiviral drugs are used widely to treat HSV-2, there is neither a cure nor a vaccine for this disease.

About Genocea

Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immune response. Using ATLAS™, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea’s pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for HSV-2 therapy, GEN-004 to prevent infections caused by pneumococcus, and earlier-stage programs in chlamydia, HSV-2 prophylaxis, malaria and cancer immunotherapy. For more information, please visit the company’s website at www.genocea.com.

Forward Looking Statements

Statements herein relating to future business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Genocea’s ability to progress any product candidates in preclinical or clinical trials; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; clinical trial results; current results may not be predictive of future results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; Genocea’s ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; our ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; the availability of qualified personnel and other factors set forth under “Risk Factors” in Genocea’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2014 and in Genocea’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 9, 2014. Further information on the factors and risks that could affect Genocea’s business, financial conditions and results of operations is contained in Genocea’s filings with the SEC, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.

# # #